EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption “Experts” in this Registration Statement (Form S-3) and related Prospectus of Finisar Corporation for the registration of common stock, preferred stock, debt securities, warrants and units, and to the incorporation by reference therein of our report dated June 19, 2015, with respect to the consolidated financial statements and schedule of Finisar Corporation for the years ended April 27, 2014 and May 3, 2015, included in its Annual Report (Form 10-K) for the year ended May 1, 2016, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

San Jose, California
October 12, 2016